Exhibit 10.42
eResearchTechnology, Inc
AMENDED AND RESTATED
MANAGEMENT EMPLOYMENT AGREEMENT
This Amended and Restated Management Employment Agreement (the “Agreement”) is hereby entered into effective March 1, 2010 between Joel Morganroth (hereinafter known as “Employee”) and eResearchTechnology, Inc. (together with its affiliated corporations hereinafter known as the “Company”) and having its principal offices at 1818 Market Street, Philadelphia, PA 19103.
In consideration of the mutual covenants contained herein, and intending to be legally bound, the Employee and the Company agree as follows:
1.	DUTIES AND RESPONSIBILITIES
Employee agrees to hold the position of Chief Scientist and shall be directly responsible to the CEO. Employee’s duties shall include representing the Company on all scientific issues relating to its operations, marketing, sales and external communications, including promotion of the Company’s scientific medical capabilities, interfacing with the Company’s business development personnel through interaction with clients or prospective clients regarding the proper use of the Company’s services and training cardiologists to perform consulting services for the Company’s ERT Consulting Group. Employee also agrees to provide medical interpretation for diagnostic tests as such reading is from time to time required. Employee shall also agree to serve without additional compensation as a director and Chairman of the Company’s Board of Directors if so elected.
2.	BEST EFFORTS
Employee agrees to devote his best efforts to his employment with the Company.
3.	ETHICAL CONDUCT
Employee will conduct himself in a professional and ethical manner at all times and will comply with all Company policies as well as all State and Federal regulations and laws as they may apply to the services, products and business of the Company.
4.	TERM OF THE AGREEMENT
This agreement will be for a period of one year, commencing March 1, 2010 and will continue from year to year unless terminated.

5.	COMPENSATION
a.	Salary shall be $475,000/year payable in equal installments as per the Company’s payroll policy. Salary shall be considered on an annual basis and adjusted based on performance.
b.	This position qualifies for the Company’s executive bonus plan. Employee shall have a bonus opportunity as determined by the Board or Compensation Committee in an amount not to exceed 50% of his base salary, which bonus opportunity shall be subject to adjustment for each year of this Agreement.
c.	Benefits shall be the standard benefits of the Company as they shall exist from time to time; provided, however, that Employee waives any right to receive or participate in the Company’s medical, dental and vision insurance benefits and the Company’s 401k Plan.
d.	Employee is eligible to receive grants of equity awards at the discretion of the Compensation Committee of the Board of Directors. All such equity awards currently held by the employee are a direct result of prior employment with the Company or its affiliated companies.
6.	NON-DISCLOSURE
Employee acknowledges that employment with the Company requires him/her to have access to confidential information and material belonging to the Company, including customer lists, contracts, proposals, operating procedures, trade secrets and business methods and systems, which have been developed at great expense by the Company and which Employee recognizes to be unique assets of the Company’s business. Upon termination of employment for any reason, Employee agrees to return to the Company any such confidential information and material in his possession with no copies thereof retained. Employee further agrees, whether during employment with the Company or any time after the termination thereof (regardless of the reason for such termination), he will not disclose nor use in any manner, any confidential or proprietary material relating to the business, operations or prospects of the Company except as authorized in writing by the Company or required during the performance of his duties.
7.	BUSINESS INTERFERENCE; NONCOMPETITION
a.	During employment with the Company and for a period of two years (the “Restrictive Period”) thereafter (regardless of the reason for termination) Employee agrees he will not, directly or indirectly, in any way for his own account, as employee, stockholder, partner, or otherwise, or for the account of any other person, corporation or entity: (i) request or cause any of the Company’s suppliers, customers or vendors to cancel or terminate any existing or continuing business relationship with the Company; (ii) solicit, entice, persuade, induce, request or otherwise cause any employee, officer or agent of the Company to refrain from rendering services to the Company or to terminate his or her relationship, contractual or otherwise, with the Company; or (iii) induce or attempt to influence any customer or vendor to cease or refrain from doing business or to decline to do business with the Company or any of its affiliated distributors or vendors.

b.	The Employee agrees that, during the Restrictive Period, the Employee will not, directly or indirectly, accept employment with, provide services to or consult with, or establish or acquire any interest in, any business, firm, person, partnership, corporation or other entity which engages in any business or activity that is the same as or competitive with the business conducted by the Company in any state of the United States of America and in any foreign country in which any customer to whom the Company is providing services or technology is located.
8.	FORFEITURE FOR BREACH; INJUNCTIVE RELIEF
a.	Any breach of the covenants made in Sections 6 and 7 hereof shall result in the forfeiture of the Employee’s right to any and all payments which may be required to be made under this Agreement following such breach and shall relieve the Company of any obligation to make such payments.
b.	The Employee acknowledges that his compliance with the covenants in Sections 6 and 7 hereof is necessary to protect the good will and other proprietary interests of the Company and that, in the event of any violation by the Employee of the provisions of Section 6 or 7 hereof, the Company will sustain serious, irreparable and substantial harm to its business, the extent of which will be difficult to determine and impossible to remedy by an action at law for money damages. Accordingly, the Employee agrees that, in the event of such violation or threatened violation by the Employee, the Company shall be entitle to an injunction before trial from any court of competent jurisdiction as a matter of course and upon the posting of not more than a nominal bond in addition to all such other legal and equitable remedies as may be available to the Company.
c.	The rights and remedies of the Company as provided in this Section 8 shall be cumulative and concurrent and may be pursued separately, successively or together against Employee, at the sole discretion of the Company, and may be exercised as often as occasion therefore shall arise. The failure to exercise any right or remedy shall in no event be construed as a waiver or release thereof.
d.	The Employee agrees to reimburse the Company for any expenses incurred by it in enforcing the provisions of Sections 6 and 7 hereof if the Company prevails in that enforcement.
9.	INVENTIONS
Employee agrees to promptly disclose to the Company each discovery, improvement or invention conceived, made, or reduced to practice (whether during working hours or otherwise) during the term of employment. Employee agrees to grant to the Company the entire interest in all of such discoveries, improvements and inventions and to sign all patent/copyright applications or other documents needed to implement the provisions of this paragraph without additional consideration. Employee further agrees that all works of authorship subject to statutory copyright protection developed jointly or solely, while employed shall be considered a work made for hire and any copyright thereon shall belong to the Company. Any invention, discovery or improvement conceived, made or disclosed, during the one year period following the termination of employment with the Company shall be deemed to have been made, conceived or discovered during employment with the Company.

Employee acknowledges that the only discoveries, improvements and other inventions made prior to the date hereof which have not been filed in the United States Patent Office are attached as Exhibit A.
10.	NO CURRENT CONFLICT
Employee hereby assures the Company that he is not currently restricted by any existing employment or non-compete agreement that would conflict with the terms of this Agreement.
11.	TERM; TERMINATION AND TERMINATION BENEFITS
a.	Employment is “at will” which means that either the Company or Employee may terminate at any time, with or without cause or good reason, upon written notice given at least 30 days prior to termination.
b.	This Agreement shall terminate upon the death of the Employee. In addition, if, as a result of a mental or physical condition which, in the reasonable opinion of a medical doctor selected by the Company’s board of directors, can be expected to be permanent or to be of an indefinite duration and which renders the Employee unable to carry out the job responsibilities held by, or the tasks assigned to, the Employee immediately prior to the time the disabling condition was incurred, the Employee shall have been absent from his duties hereunder on a full-time basis for 120 consecutive days, or 180 days during any twelve month period, and within thirty (30) days after written notice (which may occur before or after the end of such 120 or 180 day period), by the Company to Employee of the Company’s intent to terminate the Employee’s employment by reason of such Disability, the Employee shall not have returned to the performance of his duties hereunder, the Employee’s employment hereunder shall, without further notice, terminate at the end of said thirty-day notice.
c.	The Company may also terminate the Employee’s employment under this Agreement for Cause. For purposes of this Agreement the Company shall have “Cause” to terminate the Employee’s employment if the Employee, in the reasonable judgment of the Company, (i) fails to perform any reasonable directive of the Company that may be given from time to time for the conduct of the Company’s business; (ii) materially breaches any of his commitments, duties or obligations under this Agreement; (iii) embezzles or converts to his own use any funds of the Company or its Affiliates or any business opportunity of the Company of its Affiliates; (iv) destroys or converts to his own use any property of the Company or its Affiliates, without the Company’s consent; (v) is convicted of, or indicted for, or enters a guilty plea or plea of no contest with respect to, a felony; (vi) is adjudicated an incompetent or (vii) violates any federal, state, local or other law applicable to the business of the Company or engages in any conduct which, in the reasonable judgment of the Company, is injurious to the business or interests of the Company.
d.	Upon any termination of this Agreement, the Company shall have no further obligation to Employee other than for Annual Salary earned through the date of termination, and no severance pay or other benefits of any kind shall be payable; provided, however, that in the event the Company terminates this Agreement other than for Cause or as a result of the death or Disability of the Employee, the Company shall provide to the Employee severance equal to 100% of his then-current annual salary hereunder and applicable pro-rated bonus, if any, based on 100% performance, payable in one lump sum in accordance with the Company’s policy. The Company must give the Employee written notice of the Employee’s breach under sections 11.c.(i.), 11.c.(ii), and 11.c.(vii) and 15 days to cure before the Employee is given notice of termination as required under Section 11.a.

e.	Notwithstanding any contrary provision contained in this Agreement, upon the first occurrence of a Trigger Event (as hereafter defined), the Employee shall be entitled to receive (i) severance equal to 100% of his then-current salary and applicable prorated bonus, based on 100% performance, payable in one lump sum in accordance with the Company’s policy and (ii) accelerated vesting of all stock options, such that all stock options held by Employee immediately prior to the date of the Change of Control (as hereafter defined) shall become exercisable in full as of the date of the Change of Control. In addition, upon the first occurrence of a Trigger Event, any restrictions with respect to any restricted stock or restricted stock units granted to the Employee under the Company’s equity incentive plans shall lapse and any conditions applicable to any long-term performance award or performance shares granted to the Employee under such plans shall be terminated.
The term “Trigger Event” as utilized in this Section 11 shall mean the occurrence of a Change of Control (as hereafter defined) in connection with or after which either (i) the Employee is terminated other than for Cause within 12 months after the occurrence of the Change of Control or (ii) the Employee resigns his employment within six months after the Change of Control because neither the Company nor the other party to the Change of Control (the “Buyer”) offers the Employee a position with comparable responsibilities, authority, location and compensation or either reduces the responsibilities, authority or compensation for such position or changes its location within such six-month period.
The term “Change of Control”, as utilized herein, shall mean a change in the ownership or effective control of the Company or a change in the ownership of a substantial portion of the Company’s assets, in each case within the meaning of Treasury Regulation §1.409A-3(i)(5). The foregoing generally includes:
(i)	the acquisition of stock of the Company by any person or persons acting as a group that results in such person or group holding more than 50% of the stock of the Company by market value or voting power;

(ii)	the acquisition of stock of the Company by any person or persons acting as a group within any 12-month period representing at least 30% of the voting power of the Company’s stock;

(iii)	the election or appointment as director representing a majority of the Company’s Board of Directors of persons not endorsed by a majority of the members of the Company’s Board of Directors prior to their respective election or appointment; or

(iv)	the acquisition of assets of the Company by any person or persons acting as a group within any 12-month period representing at least 40% of the total gross fair market value of all assets of the Company immediately prior to such acquisition.

Notwithstanding the foregoing, no such transaction or series of transactions shall be deemed a “Change of Control” for purposes of this Agreement unless it constitutes a change in the ownership or effective control of the Company, or a change in the ownership or substantial portion of the assets of the Company, within the meaning of Treasury Regulation §1.409A-3(i)(5).
In order to implement the provisions of this Section 11, in connection with any Change of Control, the Company shall, as a condition thereto: (i) either (a) accelerate the vesting of all unvested stock options as of the date of the Change of Control or (b) cause the Buyer to either assume all stock options held by the Employee immediately prior to the Change of Control or grant equivalent substitute options containing substantially the same terms; (ii) cause the Buyer to assume all other equity awards granted under the Company’s Amended and Restated 2003 Equity Incentive Plan and held by the Employee immediately prior to the Change of Control; and (iii) take or cause the Buyer to take all such actions as is necessary with respect to equity awards held by the Employee on the date of the Change of Control, upon the first occurrence of any Trigger Event, to cause all unvested options to become exercisable, to cause all restrictions on any restricted stock or restricted stock units to lapse and to cause all conditions applicable to any long-term performance awards or performance shares to be terminated. The Company shall not otherwise take any action that would cause any equity awards held by the Employee that are not then exercisable or that are then subject to any restrictions or conditions to terminate prior to the Change of Control or Trigger Event, as otherwise permitted by the Company’s Amended and Restated 2003 Equity Incentive Plan or as may be permitted by the Buyer’s stock option plan, respectively.
12.	MISCELLANEOUS
a.	This Agreement and any disputes arising here from shall be governed by Pennsylvania law.
b.	In the event that any provision of this Agreement is held to be invalid or unenforceable for any reason, including without limitation the geographic or business scope or duration thereof, this Agreement shall be construed as if such provision had been more narrowly drawn so as not to be invalid or unenforceable.
c.	This Agreement supersedes all prior agreements, arrangements and understandings, written or oral, relating to the subject matter.
d.	The failure of either party at any time or times to require performance of any provision hereof shall in no way affect the right at a later time to enforce the same. No waiver by either party of any condition or of the breach by the other of any term or covenant contained in this Agreement shall be effective unless in writing and signed by the aggrieved party. A waiver by a party hereto in any one or more instances shall not be deemed or construed as a further or continuing waiver of any such condition or breach or a waiver of any other condition, or of the breach of any other term or covenant set forth in this Agreement.

e.	Any notice required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been given when delivered in person, sent by certified mail, postage prepaid, or delivered by a nationally recognized overnight delivery service addressed, if to the Company at 1818 Market Street, Suite 1000, Philadelphia, PA 19103 Attn: President and if to the Employee, at the address of his personal residence as maintained in the Company’s records.

eResearchTechnology, Inc.

/s/ Joel Morganroth, MD Joel Morganroth	By:	/s/ Michael McKelvey Name: Michael McKelvey
Title: CEO

Date: March 17, 2010	Date: March 17, 2010